UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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BALLY TOTAL FITNESS HOLDING CORPORATION

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The following is a letter from the Board of Directors of Bally Total Fitness Holding Corporation to Pardus Capital Management L.P.
October 18, 2005
Mr. Karim Samii
Pardus Capital Management L.P.
1001 Avenue of the Americas
Suite 1100
New York, New York 10018
Dear Mr. Samii:
We received your letter dated October 17, 2005 and wish to respond directly to address any potential misperceptions.
We agree about the importance of recruiting additional directors. Management and the Nominating and Corporate Governance Committee of the Board of Directors have been actively pursuing a process of identifying and evaluating potential independent candidates to join our Board. With respect to the nominees from Pardus Capital Management, we have made multiple attempts to reach out to these individuals in a sincere effort to arrange meetings with our Nominating and Corporate Governance Committee. We note that of the three candidates you proposed, one declined to be considered, and we have been waiting for more than 10 days for the other two to provide us dates to meet with them.
In addition to those individuals proposed by Pardus, we are also in receipt of nominees from other Bally shareholders, are evaluating additional candidates identified independently and have engaged Russell Reynolds to assist in this critical process. It is the Committee’s intent to nominate those candidates who are best qualified to provide strong leadership and help the Company realize value for all its shareholders.
In keeping with our fiduciary responsibility to all Bally shareholders, we continue to pursue our strategic plan and to consider a number of other initiatives to enhance shareholder value. Like you, we oppose any substantial asset sales, sale of the business or other significant actions until the Company’s restated financial statements are publicly available. With respect to your request that the Board waive the provisions of Delaware Code Section 203 to enable Pardus to accumulate shares in excess of fifteen percent of Bally’s outstanding common stock, the Board respectfully declines.

Mr. Karim Samii
October 18, 2005

As was publicly announced today, we have also implemented a short-term Stockholder Rights Plan to prevent outside parties from pursuing near-term gains by attempting to acquire Bally or in excess of fifteen percent of its equity at prices that may not reflect the true underlying value of the Company. We believe all investors will benefit from the market being able to make informed decisions based on greater visibility into the Company’s operational and financial performance.
While the Board, the Audit Committee and management have been working diligently to file our restated financials by our November 30 target date, we have also been simultaneously preparing our follow-on offering to the holders of the 9⅞% Senior Subordinated Notes, which commenced today.
The Board and management will continue to work to create value for all Bally shareholders by pursuing initiatives to strengthen performance within the operations of the business, selling non-core assets and exploring options to refinance the Company’s capital structure in order to reduce leverage and debt service requirements. We are focused and intend to deliver on our goals.
You have stated that you would like to participate in a constructive manner in this process with us, and we hope that you will agree there is more to be gained by working together than taking a confrontational approach with public rhetoric. We would encourage you to have your nominees work with the Nominating and Corporate Governance Committee and Russell Reynolds in order to move this process forward promptly.
Sincerely,
The Board of Directors of
Bally Total Fitness Holding Corporation

Important Additional Information Will be Filed with the SEC
Bally plans to file with the SEC and mail to its stockholders a Proxy Statement. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.
Bally and its directors and executive officers may be deemed to be participants in the solicitation of proxies. Information regarding Bally’s directors and executive officers is contained in Bally’s Annual Report on Form 10-K for the year ended December 31, 2003, its Proxy Statement, filed on Schedule 14A, dated June 10, 2004, and other documents filed with the SEC. These documents are available free of charge at the SEC’s web site www.sec.gov.